QUARTERLY REPORT for the period ended 31 March 2013

HIGHLIGHTS

FINANCIAL

-	Cash receipts for the quarter was US$4.653 million

-	A closing cash balance for the quarter of US$16.359 million

OPERATIONAL

-	In Williams County, North Dakota, the Samson operated initial 4 infill development wells in Sections 13 and 14 have been spud in the North Stockyard Oilfield to further exploit the Bakken and Three-Forks Formations. Samson’s ability to complete the laterals of all 4 wells is contingent on the successful completion of the Rights Offering and a planned debt financing.

-	In Ward and Renville Counties, North Dakota, the non-operated Forfar Prospect was unanimously selected by the joint venture to be the first prospect drilled in the South Prairie 3-D Project. The well, called the Matson #3-1, will be drilled on or around June 1st, 2013.

-	In Goshen County, Wyoming, the Samson operated Bluff #1-11 well has been surveyed and staked in preparation for drilling. Samson has several companies interested in a farmout of the Hawk Springs project which may fund the drilling of the Bluff well and possibly several additional prospects.

LAND

-	Samson’s current land position in the Hawk Springs Project, Wyoming stands at 19,500 net acres.

-	Samson’s current land position in the Roosevelt Project, Montana, is 30,000 net acres

-	Samson has 1,061 net acres in both the Bakken and Three Forks pools within North Stockyard Oil- field, Williams County, North Dakota.

-	Samson recently acquired 950 net acres with the ability to acquire a further 274 net acres in the Bakken pool within its new Rainbow Project in Williams County, North Dakota.

-	Samson’s current land position in the Green River Basin, Wyoming is in two areas, Rock Springs West Project, consists of 4,520 net acres (100% working interest) in Greens Canyon and 6,400 acres (25% working interest) in Flaming Gorge.

-	Samson has 6,398 net acres in the South Prairie Project, North Dakota.

-	Samson’s current land position in Lea County, New Mexico, consists of 130 net acres.

SAMSON OIL & GAS LIMITED

March 2013 Quarterly Report

DRILLING PROGRAMME 2013

North Stockyard Oilfield, Williams County, North Dakota

Mississippian Bakken Formation, Williston Basin

Bakken & Three Forks infill wells

Samson ~60% Working Interest (Operator)

The initial 4 infill development wells have been spud on the Tofte well pad utilizing the skiddable platform available on Frontier Rig 24. The surface casing portion for all 4 wells have been drilled, casing set, and cemented. The lateral portion of the Sail & Anchor well will be drilled next. The development wells are designed as 6,300 foot horizontals in either the Middle Bakken or the First Bench of the Three Forks. Samson’s ability to complete the laterals for all 4 wells is contingent on the successful completion of the Rights Offering and a planned debt financing.

Hawk Springs Project, Goshen County, Wyoming

Wildcat (Exploratory) Permo-Penn Hartville Formation, Northern D-J Basin

Bluff Federal #1-12

American Eagle US 21#1

Samson is anticipating to have a 47% carried interest after the farmout of the project

Samson is in discussions with several companies that have expressed interest in participating in its Hawk Springs project and is aiming to have two prospects tested.

The Bluff Federal prospect will test a four-way dip structural closure just a few miles away from the Spirit of America US34 #2-29 well (SOA #2) and more than 2000’ shallower in depth. The excellent reservoir properties and oil shows seen in the SOA #2 well has allowed Samson to validate the 3D seismic data and consequently high-grade the Bluff Federal prospect.

The American Eagle US21 prospect may also be tested. This prospect is an amplitude anomaly associated with the excellent reservoir quality rock observed in the SOA #2 well.

The Spirit of America US34 #2-29 well is a future work over candidate to test the 9300’ sand which is currently below a retrievable bridge plug and has yet to be fracture stimulated.

South Prairie Project, North Dakota

Mississippian Mission Canyon Formation, Williston Basin

Forfar prospect

Samson 25% Working Interest (non-operated)

The Forfar prospect is scheduled to commence drilling around June 1st and will target a 4-way dip closed structure in the Glenburn zone of the Mississippian Mission Canyon Formation. The Glenburn zone is the oil producing zone in the adjacent oil field.

PROJECTS

North Stockyard Oilfield, Williams County, North Dakota

Mississippian Bakken Formation, Williston Basin

PRODUCING WELLS

Samson has seven non-operated producing wells in the North Stockyard Oilfield. These wells are located in Williams County, North Dakota, in Township 154N Range 99W. All of the wells experienced downtime during the quarter due mostly to problems associated with holes in the production tubing, broken rods, and/or broken pumps.

The Harstad #1-15H well (34.5% working interest) was down for 4 days during the quarter and averaged 39.3 BOPD from the Mississippian Bluell Formation. The well has cumulative gross production of 106 MSTB and 82 MMscf.

SAMSON OIL & GAS LIMITED

March 2013 Quarterly Report

The Leonard #1-23H well (10% working interest, 37.5% after non-consent penalty) was down for 63 days during the quarter for a workover. The well averaged 21 BOPD and 34 Mscf/D during the quarter. To date, the Leonard #1-23H well has produced approximately 104 MSTB and 109 MMscf.

The Gene #1-22H well (30.6% working interest) was down for approximately 60 days during the quarter for a workover. The well produced at an average daily rate of 37.8 BOPD and 30 Mscf/D during the quarter. The cumulative production to date is approximately 140 MSTB and 152 MMscf.

The Gary #1-24H (37% working interest) well was down for 31 days during the quarter due to a workover for parted rods. The well averaged 61 BOPD and 106 Mscf/D during the quarter. The cumulative production to date is approximately 142 MSTB and 234 MMscf.

The Rodney #1-14H (27% working interest) was down for 30 days during the quarter due to parted rods. The well produced at an average daily rate of 50 BOPD and 111 Mscf/D during the quarter. The cumulative production to date is approximately 106 MSTB and 154 MMscf.

The Earl #1-13H (32% working interest) well was down for 11 days during the quarter due to down hole equipment problem. The well produced at an average daily rate of 71 BOPD and 178 Mscf/D. Cumulative production to date is approximately 166 MSTB and 246 MMscf.

The Everett #1-15H (26% working interest) well was the sixth Bakken well drilled in the North Stockyard Oilfield. The well was down for 39 days during the quarter due to power problems and a workover for a down hole equipment problem. The Everett well produced at an average daily rate of 79 BOPD and 111 Mscf/D during the quarter. Cumulative production to date is approximately 82 MSTB and 117 MMscf.

INFILL DEVELOPMENT

Samson and the Operator group in the North Stockyard Field completed an acreage swap for the Middle Bakken/First Bench of the Three Forks (MB/TF), whereby Samson has acquired these parties’ undeveloped acres in the Northern Tier and have divested undeveloped acres in the Southern Tier. Samson now owns working interests of 64% and 57%, respectively, in the two overlapping 1,280 acre spacing units located in the Northern Tier and is the Operator for the entire Northern Tier. Samson’s non-operated net production from current producing wells is not affected.

Samson has identified 14 infill development wells that can be drilled between the existing Bakken wells and in the Three Forks Formation with 160 acre spacing. The North Dakota Industrial Commission has approved the spacing order for these wells and the first four wells have been spud from a single well pad that accommodates multiple well heads.

Rainbow Project, Williams County, North Dakota

Mississippian Bakken Formation, Williston Basin

Samson has recently acquired in two tranches, a net 1,225 acres in two 1,280 acre drilling units located in the Rainbow Project, Williams County, North Dakota. The Rainbow Project is located in Sections 17, 18, 19 and 20 in T158N R99W.

The acquisition involves an acreage trade by the parties and a future carry of the vendor by Samson in the initial drilling program on the Rainbow Project. Samson will transfer 160 net acres from its 1,200 acre undeveloped acreage holding in North Stockyard and the vendor will fund its share (between 7.5% and 8.5%) of the North Stockyard initial infill program. Samson will acquire 950 net acres in the Rainbow Project from the vendor for this acreage trade and will provide a $1 million carry (10%) to the vendor, for the first development well to be drilled in the Rainbow Project. Samson will have the ability, subject to the vendor acquiring additional acres, to acquire a further 274 acres by carrying the vendor for $0.7 million in the second well in the project.

SAMSON OIL & GAS LIMITED

March 2013 Quarterly Report

Samson has assessed the project based on offset well data and understands that the project will support 16 wells, 8 in the middle Bakken and 8 in the first bench of the Three Forks. These wells would be expected to be configured as north-south orientated 10,000 foot horizontals.

In the western drilling unit of the acquired acreage, Samson will hold a 52% working interest. In the eastern drilling unit, Samson’s interest will initially be 23% but with the option to increase it to 44% in the second tranche. While the acquired acres have yet to be drilled, because of the direct offsets in the Bakken, Samson expects that four Proved Undeveloped (PUD) Bakken locations will be determined. The 12 additional wells will most likely be designated as Probable. The value of the Proved and Probable reserve has been internally assessed at a Net Present Value at a 10% discount rate in the range of $15 million (Tranche 1) to $20 million (Tranche 1 and 2) on a pre-drill basis.

Other interest holders owning an interest in the Rainbow Project include Hess, Halcón and Continental.

Subject to financing, Samson intends to integrate the development of the Rainbow Project with the ongoing infill development of the North Stockyard field, where Samson has a total 14 infill locations available to be drilled based on the current spacing order. Thus, Samson now expects to have a gross 30 well locations in the area, or approximately two and a half years drilling using a single rig.

SAMSON OIL & GAS LIMITED

March 2013 Quarterly Report

 PROJECTS LOCATION MAP

Roosevelt Project, Roosevelt County, Montana

Mississippian Bakken Formation, Williston Basin

Samson 100% working interest in Australia II & Gretel II wells, 66.7% in any subsequent drilling

Samson has an interest in approximately 45,000 gross acres (30,000 net acres) in the Roosevelt Project with Fort Peck Energy Co. (FPEC) having the remaining 15,000 net acres.

Samson’s first Bakken well, Australia II, in the Roosevelt project area was drilled in December 2011. This well was drilled to a total measured depth of 14,972 feet with the horizontal lateral remaining within the target zone for the entire lateral length. Cumulative oil production for the well is 5,497 STB.

The well pump has had several issues over the past several months ranging from scale accumulation to parted sucker rods. The well has been off line since December 10th. The well is capable of producing approximately 80 BOPD.

Samson’s second Bakken well, Gretel II, was drilled in January 2012 and fracture stimulated in March 2012. This well was drilled on the north side of the Brockton Fault zone, which may define the western edge of the continuous Bakken oil accumulation. The Gretel II has produced oil, but with a high water cut. The toe end of the lateral portion of the Gretel well was plugged back to a depth of 14,002 feet to minimize water production from the faults that were encountered beyond this depth.

The plug back was mechanically successful and the water production was reduced; however the oil rate has not increased and remains at around 1 to 3 BOPD. The well has been shut-in pending further review.

The Abercrombie #1-10H (SSN 2.82% W.I.) well has produced a cumulative 43,000 barrels of oil and 92,900 Mscfg while producing at an average rate of approximately 70 BOPD and 184 Mscf/D during the quarter.

SAMSON OIL & GAS LIMITED

March 2013 Quarterly Report

The Riva Ridge 6-7-33-56H (SSN 0.76% W.I.) well has produced a cumulative 17,334 barrels of oil and was off-line most of the quarter due to the completion of the Riva Ridge 2H well, in which Samson did not participate.

Samson currently has a 1280-acre approved spacing order for a third exploratory well in this project, named Prairie Falcon. The drilling location of this well is south of the Brockton Fault zone and is north of the Abercrombie 1-10H well, which had initial production of 630 BOPD. Samson is continuing to monitor the production from the Abercrombie well and the Custer 1-7H well (SSN 2.2% WI) has yet to be drilled. These wells will help define a productive extension to the Elm Coulee Bakken fairway.

South Prairie Project, North Dakota

Mississippian Mission Canyon Formation, Williston Basin

Samson 25% working interest (non-operated)

Samson has a 25% working interest in 25,590 net acres, which is located on the eastern flank of the Williston Basin in North Dakota. The target reservoir for the project is the Mississippian Mission Canyon Formation. Seventy-six square miles of 3-D seismic data have been shot and processed. The data has been interpreted and the first prospect has been defined. The first prospect, named Forfar, is to be drilled in June 2013 and will be targeting a 420 acre 4-way dip closed structure in the Glenburn zone of the Mississippian Mission Canyon Formation at a depth of approximately 4,700 feet. If successful, the structure would allow for the drilling of up to 9 development locations drilled on 40-acre spacing.

Sabretooth Gas Field, Brazoria County Texas

Oligocene Vicksburg Formation, Gulf Coast Basin

Samson 9.375% Working Interest (non-operated)

Production for the Davis Bintliff #1 well averaged 3.9 MMscf/D and 40 BOPD for the quarter. Cumulative production to date is approximately 5.6 Bscf and 65 MSTB.

State GC Oil and Gas Field Lea County New Mexico

Permian Bone Spring Formation, Western Permian Basin

Samson 27% Working Interest (non-operated)

The State GC oil and gas field is located in Lea County, New Mexico, and includes two wells, which produced at an average rate of 47 BOPD and 55 Mscf/D during the quarter.

Hawk Springs Project, Goshen County, Wyoming

Cretaceous Niobrara Formation & Permo-Penn Project, Northern D-J Basin

Samson currently has a 100% to 37.5% Working Interest

Samson has two contiguous areas in the Hawk Springs Project. One of the areas is a joint venture with a private company and is subject to the Halliburton Joint Venture (HJV).

The Defender US33 #2-29H well is pumped on timer for about 4 hour per day. The well produced 540 bbls of oil during the quarter.

The Spirit of America US34 #2-29 intersected two excellent quality Permian age reservoirs, the 9,300 ft. sand, which appears to be oil saturated and the 9,500 ft. sand which is water saturated. Integrating the well data to the 3-D seismic shows that an amplitude anomaly (lithology/porosity indicator) is associated with the 9500’ sand indicating a thick and porous reservoir exists everywhere the amplitude is mapped. However, the reason for the lack of oil saturation in the 9500’ sand, after further examination of the 3D seismic, is that a leak point can be established by a fortuitous juxtaposition of another porous reservoir across a fault that intersects the amplitude anomaly. This arrangement in the SOA prospect is unique in the project area and therefore re-establishes the prospectivity of the remaining two dozen prospects in the project since these prospects are not affected by any recognized faulting.

As a result of this analysis the strategy is to pursue a farmout to enable two prospects to be drilled: Bluff, which relies on a four way dip closure and American Eagle, which is an amplitude anomaly unaffected by faulting as seen in the SOA#2 well. Samson has several companies interested in the Hawk Springs project which may fund the drilling of the Bluff and American Eagle prospects. Negotiations with these companies will occur over the next few weeks.

SAMSON OIL & GAS LIMITED

March 2013 Quarterly Report

Harrod Oilfield, Campbell County, Wyoming

Pennsylvanian Minnelusa Formation, Powder River Basin

Samson 25% working interest

The Harrod 4-2 well has been producing steadily and has averaged 4.2 BOPD for the quarter.

Pierce 44-27 Oilfield, Campbell County, Wyoming

Permo-Pennsylvanian Minnelusa Formation, Powder River Basin

Samson 100% working interest

The Pierce 44-27 Unit well produced an average of 11.5 BOPD during the quarter.

PRODUCTION

Estimated net production by Project for the March 2013 quarter is as follows:

	OIL – Bbls	GAS - Mscf	BOE
North Stockyard	7,693	11,123	9,547
Hawk Springs	188	-	188
Roosevelt	-	-	-
Other	4,316	34,831	10,121
Total	12,197	45,954	19,856

Estimated daily net production by Project for the March 2013 quarter is as follows:

	OIL – Bbls	GAS - Mscf	BOE
North Stockyard	84	121	104
Hawk Springs	2	-	2
Roosevelt	-	-	-
Other	47	379	110
Total	133	500	216

Estimated net production and revenue:

	OIL Bbls	OIL US$	Gas Mscf	GAS US$	TOTAL US$
December 2012 Quarter	18,690	1,456,268	42,677	168,905	1,625,173
March 2013 Quarter	12,197	1,027,510	45,954	151,950	1,179,460

Average commodity prices:

	GAS US$/Mscf	OIL US$/Bbl
December 2012 Quarter	$3.96	$77.91
March 2013 Quarter	$3.31	$84.24

In some cases revenue is yet to be received and is therefore an estimate.

FINANCIAL

Equity Placement

During the quarter and subsequent to quarter end, Samson issued a total of 128,935,387 ordinary shares with institutional investors in the US. The placement was completed at A$0.025 per share to raise A$3.2 million/US$3.35 million. The placement also included transferable options to subscribe for an additional 4 shares for each 10 shares subscribed for at an exercise price of A$0.038 per share, with an expiry date of 31 March 2017.

SAMSON OIL & GAS LIMITED

March 2013 Quarterly Report

Rights Offering

During the quarter, Samson also announced a pro rata rights offering to holders of its ordinary shares and holders of its American Depositary Shares in the United States. The record date for this offering was established as 8th April 2013. Under the Rights Offering, shareholders will have the right to purchase one ordinary share at $A0.025 for every three ordinary owned, directly or as an ADS on the Record Date. The Rights Offering will also include 4 transferable options (issued at no cost) per 10 shares applied for. The options will have the same terms and conditions as those options issued in the equity placement. The closing date of the offer in Australia is 15 May 2013.

Treasury management

Given that Samson’s business is conducted in the US, the Directors determined that the company’s cash balance should be maintained largely in that currency. In order to diversify the deposit risk, a treasury management policy was adopted such that the cash was distributed as follows:

Bank of the West (Samson’s trading bank) US$7,726,535

Bank of New York Mellon US$17,946

National Australia Bank A$8,614,195

Foreign Exchange Rates

The closing A$:US$ exchange rate on 31 March 2013 was 1.00426. The average A$:US$ exchange rate for the quarter was 1.0387.

The Company’s cash position at 31 March 2013 was as follows:

US$ (‘000’s)
Cash at bank and on deposit	:	16,359

For and on behalf of the Board of SAMSON OIL & GAS LIMITED	For further information please contact Denis Rakich, Company Secretary, on 08 9220 9882

TERRY BARR Managing Director	Information contained in this report relating to hydrocarbon reserves was compiled by the Managing Director of Samson Oil & Gas Ltd., T M Barr a Geologist who holds an Associateship in Applied Geology and is a fellow of the Australian Institute of Mining and Metallurgy who has 30 years relevant experience in the oil & gas industry.

30 April 2013

SAMSON OIL & GAS LIMITED

March 2013 Quarterly Report

Rule 5.3

Appendix 5B

Mining exploration entity quarterly report

Introduced 01/07/96 Origin Appendix 8 Amended 01/07/97, 01/07/98, 30/09/01, 01/06/10, 17/12/10

Name of entity
Samson Oil and Gas Limited

ABN	Quarter ended (“current quarter”)
25 009 069 005	31 March 2013

Consolidated statement of cash flows

Cash flows related to operating activities		Current quarter $US’000	Year to date (9.months) $US’000
1.1	Receipts from product sales and related debtors	1,602	5,089
1.2	Payments for (a) exploration & evaluation (b) development (c) production (d) administration	(1,626) (211) (573) (187)	(11,997) (1,351) (1,851) (3,373)
1.3	Dividends received	-	-
1.4	Interest and other items of a similar nature received	17	155
1.5	Interest and other costs of finance paid	-	-
1.6	Income tax refund (payments)	5,605	5,605
1.7	Other (Payment for future drilling – cash call)	(702)	(702)
	Net Operating Cash Flows	3,925	(8,425)
	Cash flows related to investing activities
1.8	Payment for purchases of: (a) prospects (b) equity investments (c) other fixed assets	- - -	- - (10)
1.9	Proceeds from sale of: (a) prospects (b) equity investments (c) other fixed assets	- -	- - -
1.10	Loans to other entities	-	-
1.11	Loans repaid by other entities	-	-
1.12	Other (provide details if material)	-	-
	Net investing cash flows	-	(10)
1.13	Total operating and investing cash flows (carried forward)	3,925	(8,435)

SAMSON OIL & GAS LIMITED

March 2013 Quarterly Report

1.13	Total operating and investing cash flows (brought forward)	3,925	(8,435)
	Cash flows related to financing activities
1.14	Proceeds from issues of shares, options, etc.	2,718	5,850
1.15	Proceeds from sale of forfeited shares	-	-
1.16	Proceeds from borrowings	-	-
1.17	Repayment of borrowings	-	-
1.18	Dividends paid	-	-
1.19	Other (provide details if material)	-	-
	Net financing cash flows	2,718	5,850
	Net increase (decrease) in cash held	6,643	(2,585)
1.20	Cash at beginning of quarter/year to date	9,725	18,845
1.21	Exchange rate adjustments to item 1.20	(9)	99
1.22	Cash at end of quarter	16,359	16,359

Payments to directors of the entity and associates of the directors

Payments to related entities of the entity and associates of the related entities

		Current quarter $US'000
1.23	Aggregate amount of payments to the parties included in item 1.2	180
1.24	Aggregate amount of loans to the parties included in item 1.10	-
1.25	Explanation necessary for an understanding of the transactions
	Monies paid to Directors for salary and fees

Non-cash financing and investing activities

2.1	Details of financing and investing transactions which have had a material effect on consolidated assets and liabilities but did not involve cash flows

2.2	Details of outlays made by other entities to establish or increase their share in projects in which the reporting entity has an interest

SAMSON OIL & GAS LIMITED

March 2013 Quarterly Report

Financing facilities available

Add notes as necessary for an understanding of the position.

		Amount available $US’000	Amount used $US’000
3.1	Loan facilities	-	-
3.2	Credit standby arrangements	-	-

Estimated cash outflows for next quarter

		$US’000
4.1	Exploration and evaluation	700
4.2	Development	2,340
4.3	Production	353
4.4	Administration	1,575
	Total	4,968

Reconciliation of cash

Reconciliation of cash at the end of the quarter (as shown in the consolidated statement of cash flows) to the related items in the accounts is as follows.		Current quarter $US’000	Previous quarter $US’000
5.1	Cash on hand and at bank	10,944	4,332
5.2	Deposits at call	5,415	5,393
5.3	Bank overdraft	-	-
5.4	Other (provide details)	-	-
	Total: cash at end of quarter (item 1.22)	16,359	9,725

Changes in interests in mining tenements

		Tenement reference	Nature of interest (note (2))	Interest at beginning of quarter	Interest at end of quarter
6.1	Interests in mining tenements relinquished, reduced or lapsed
6.2	Interests in mining tenements acquired or increased

SAMSON OIL & GAS LIMITED

March 2013 Quarterly Report

Issued and quoted securities at end of current quarter – all reference to option exercise price is in AUSTRALIAN DOLLARS

Description includes rate of interest and any redemption or conversion rights together with prices and dates.

		Total number	Number quoted	Issue price per security (see note 3) (Australian cents)	Amount paid up per security (see note 3) (Australian cents)
7.1	Preference +securities (description)
7.2	Changes during quarter (a) Increases through issues (b) Decreases through returns of capital, buy-backs, redemptions
7.3	+Ordinary securities	2,095,649,046	2,095,649,046
7.4	Changes during quarter (a) Increases through issues (b) Decreases through returns of capital, buy-backs	77,813,442 109,752,575	77,813,442 109,752,575	1.5c 2.5c
7.5	+Convertible debt securities (description)
7.6	Changes during quarter (a) Increases through issues (b) Decreases through securities matured, converted
7.7	Options (description and conversion factor)	2,000,000 1,000,000 29,000,000 31,500,000 4,000,000 4,000,000 43,901,030	- - - - - - -	Exercise price 25c 20c 8c 8c 16.4c 15.5c 3.8 c	Expiry date 11.05.2013 20.11.2013 31.10.2014 31.12.2014 31.12.2014 31.10.2015 31.03.2017
7.8	Issued during quarter	43,901,030	-	3.8c	31.03.2017
7.9	Exercised during quarter	77,813.442	77,813,442	1.5c	31.12.2012
7.10	Expired during quarter	10,614,326	-	1.5c	31.12.2012
7.11	Debentures (totals only)
7.12	Unsecured notes (totals only)

SAMSON OIL & GAS LIMITED

March 2013 Quarterly Report

Compliance statement

1	This statement has been prepared under accounting policies which comply with accounting standards as defined in the Corporations Act or other standards acceptable to ASX (see note 5).

2	This statement does give a true and fair view of the matters disclosed.

Sign here:		Date: 30 April 2013
(Company secretary)

Print name:	Denis Rakich

Notes

1	The quarterly report provides a basis for informing the market how the entity’s activities have been financed for the past quarter and the effect on its cash position. An entity wanting to disclose additional information is encouraged to do so, in a note or notes attached to this report.

2	The “Nature of interest” (items 6.1 and 6.2) includes options in respect of interests in mining tenements acquired, exercised or lapsed during the reporting period. If the entity is involved in a joint venture agreement and there are conditions precedent which will change its percentage interest in a mining tenement, it should disclose the change of percentage interest and conditions precedent in the list required for items 6.1 and 6.2.

3	Issued and quoted securities The issue price and amount paid up is not required in items 7.1 and 7.3 for fully paid securities.

4	The definitions in, and provisions of, AASB 6: Exploration for and Evaluation of Mineral Resources and AASB 107: Statement of Cash Flows apply to this report.

5	Accounting Standards ASX will accept, for example, the use of International Financial Reporting Standards for foreign entities. If the standards used do not address a topic, the Australian standard on that topic (if any) must be complied with.

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